UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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The China Fund, Inc.

(Name of Registrant as Specified In Its Charter)

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February 5, 2018

STOCKHOLDERS OF THE CHINA FUND, INC.:

DO NOT LET DISSIDENTS DESTROY YOUR FUND!

Dissident institutional stockholders are trying to pass two proposals at the China Fund’s 2018 Annual Meeting that could destroy the ability of the Fund to continue operating.

City of London Investment Management Company Limited (“City of London”) and its client and ally Emerging Markets Country Fund (“EMC”) want to terminate all of the Fund’s investment advisory and management agreements with Allianz Global Investors U.S. LLC (“Allianz”), and to place two handpicked dissident nominees on the Fund’s Board to help them achieve their self-serving objectives to the detriment of the Fund and its other stockholders.

City of London and EMC are not proposing to replace Allianz, only to remove it. If their proposal is approved by stockholders, the Fund will have no investment manager and will be unable to properly manage its investment portfolio. Because of City of London’s obstructionist behavior, if Allianz is terminated it may be impossible to appoint a replacement. Your Board believes that is precisely the outcome City of London wants, because that could leave the Fund with no choice but to give in to the dissidents’ demands that the Fund immediately liquidate or merge with other funds not focused on China.

IT IS EXTREMELY IMPORTANT THAT YOU COMPLETE, SIGN AND RETURN THE FUND’S ENCLOSED WHITE PROXY CARD IN ORDER TO PREVENT CITY OF LONDON AND EMC FROM DESTROYING YOUR FUND.

DO NOT RETURN THE CITY OF LONDON / EMC BLUE PROXY CARD, BECAUSE IF YOU DO CITY OF LONDON AND EMC WILL VOTE YOUR SHARES IN FAVOR OF THEIR DETRIMENTAL PROPOSALS THAT WILL CANCEL YOUR VOTE TO SAVE YOUR FUND.

The proxy statement for the 2018 Annual Stockholders’ Meeting (the “Annual Meeting”) of The China Fund, Inc. (the “Fund”), scheduled to take place on Tuesday, March 27, 2018, is enclosed. For the reasons explained in the proxy statement, the Board of Directors of the Fund (the “Board”) is unanimously urging you to protect your investment in the Fund by voting:

1.	FOR the election of your Board’s highly qualified director nominees, Joe Rogers and Richard Shore, and

2.	AGAINST the dissidents’ proposal to terminate the Fund’s investment advisory and management agreements with Allianz (the “Termination Proposal”).

Please do so by promptly completing, signing, dating and returning the enclosed WHITE proxy card.

WHY IS CITY OF LONDON LYING TO YOU?

1.    City of London says its interests are fully aligned with the interests of all the Fund’s stockholders. THAT’S NOT TRUE. Consider:

•

City of London says the Fund should consider merging with an Aberdeen family of funds focused on various markets in addition to China. That would be good for City of London because it has big shareholdings in those Aberdeen funds. Do you? Would you want your exposure to China diluted through a merger with funds not focused on China?

•

City of London says the Fund should consider liquidating (liquidation is clearly its preferred option). City of London has the resources to re-invest liquidation proceeds in a diversified portfolio of Chinese equities similar to the Fund’s portfolio, and then manage that portfolio itself. Do you have those resources?

2.    City of London says it wants “to ensure that the Fund is managed properly in the future.” REALLY? That can only be true if you believe no management is better management. Allianz provides the Fund’s portfolio management. If City of London’s proposals are approved, the Fund will have no portfolio management. Your Board believes City of London’s claim it wants the Fund to be “managed properly” can’t possibly be true.

3.    City of London says your Fund’s Board is “protecting” Allianz. THAT’S NONSENSE. THE BOARD TRIED TO REPLACE ALLIANZ LAST YEAR BUT WAS BLOCKED BY CITY OF LONDON. Your Board is prepared to consider alternative replacements for Allianz but City of London refuses to propose any.

4.    City of London says it is “confident” that if Allianz is fired, the Board “will be able to find a superior investment manager to replace Allianz.” IF CITY OF LONDON IS SO CONFIDENT, WHY WON’T IT PROPOSE A REPLACEMENT NOW, THAT THE BOARD COULD CONSIDER AND IF APPROPRIATE RECOMMEND FOR YOUR APPROVAL?

5.    Your Board believes City of London’s “confidence” is fake. City of London knows that without its vote, any attempt to replace Allianz likely will fail, like it did last year. City of London’s unwillingness to name any replacement it would be willing to vote for, signals it plans to block any replacement—again.

CITY OF LONDON WANTS TO DESTROY THE FUND, NOT FIX IT

City of London is lying to you because City of London doesn’t want you to know that a vote for its proposals is a vote to put your Fund out of business.

City of London’s behavior shows it doesn’t want to improve the Fund’s performance — it wants to kill it. Last year, when the Board proposed replacing Allianz with a new investment adviser the Board believed would do a better job (Open Door), City of London aggressively opposed it. Last year, like this year, City of London said it wanted a better adviser but never proposed one. A clear majority of shares voted by Fund stockholders were cast FOR the Board’s proposal. But it didn’t get the necessary percentage because of City of London’s opposition.

City of London hasn’t proposed a replacement adviser because it doesn’t want one. City of London wrote the Fund last year “we intend to propose termination of the Fund’s investment agreement regardless of the outcome of the vote on Open Door.” In other words, City of London wants to fire the Fund’s adviser regardless of who it is, without a replacement, leaving the Fund with no management at all.

If City of London gets its way and the Fund has no investment manager, the Fund will be crippled. Why would City of London want that? City of London’s own words speak for themselves. It wants to destroy the Fund, not fix it:

“By changing their votes to ‘AGAINST’ Open Door, Stockholders could push the Fund closer to liquidation.” (City of London letter dated June 28, 2017.)

“Liquidation of the Fund will be the Eventual Outcome .... The Board should take steps now to begin the process of liquidating the Fund.” (City of London letter dated August 10, 2017.)

“[T]his Fund has no future … We urge the Board to immediately take steps to provide Stockholders with a means to realize the net asset value of their shares.” (City of London letter dated September 11, 2017).

Your Board opposes City of London’s back-door ploy to liquidate the Fund.

If City of London wants to propose liquidation, it should do it openly and honestly. City of London should explain the risks and uncertainties associated with a liquidation, and how long liquidation could take. It should explain how the market for the Fund’s shares may deteriorate while the liquidation is pending. Liquidation requires approval of the Fund’s Board and then the stockholders. Normally that means a stockholder advocating for liquidation has to persuade the Board, then its fellow stockholders, to choose liquidation. But if the Fund has no manager, the Board and the stockholders may decide they have no choice but to approve liquidation, even though it’s not what they want. City of London’s Termination Proposal would let it end-run the normal approval process for a liquidation, to the detriment of the Fund and its other stockholders.

DON’T REWARD CITY OF LONDON’S CYNICAL, SELF-SERVING BEHAVIOR. PROTECT YOUR INTERESTS BY USING THE FUND’S WHITE PROXY CARD TO VOTE FOR THE BOARD’S NOMINEES FOR DIRECTOR, JOE ROGERS AND RICHARD SHORE, AND AGAINST THE TERMINATION PROPOSAL. IF YOUR SHARES ARE HELD BY A BROKER, YOUR BROKER WILL SEND YOU INSTRUCTIONS ON HOW TO VOTE FOR THE BOARD’S NOMINEE’S FOR DIRECTOR, JOE ROGERS AND RICHARD SHORE, AND AGAINST THE TERMINATION PROPOSAL.

PLEASE HELP YOUR FUND BY RETURNING THE WHITE PROXY CARD

If you owned shares of the Fund on the record date, February 2, 2018, you are entitled to vote those shares at the 2018 Annual Meeting. Your Fund has retained D.F. King as its proxy solicitor. If representatives of D.F. King call you, they will clearly identify themselves as representatives of the proxy solicitor for the Fund.

PLEASE DO NOT RETURN CITY OF LONDON’S BLUE PROXY CARD

You may receive a different proxy statement from City of London and EMC (along with a BLUE proxy card), seeking approval of their self-serving Termination Proposal and their two dissident nominees who are unfamiliar with the Fund. Please discard any BLUE proxy card that you receive from City of London or EMC. Do not return it, even to withhold votes from EMC’s nominees or to vote against the Termination Proposal, because doing so will cancel out your vote on the Fund’s WHITE proxy card.

WE PLAN TO VIGOROUSLY DEFEND THE FUND

We plan to fight vigorously against City of London’s demands. Please remember that we will be fighting for ALL stockholders and will not be pressured by City of London or EMC or any other self-serving actors into making decisions that jeopardize the Fund and your investment.

WE URGE YOU TO READ THE PROPOSALS IN THE ACCOMPANYING PROXY STATEMENT AND TO VOTE FOR YOUR FUND’S NOMINEES (PROPOSAL 1) AND AGAINST THE DISSIDENTS’ TERMINATION PROPOSAL (PROPOSAL 2) BY FILLING OUT AND SIGNING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT TO US IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOUR FUND NEEDS ALL OF ITS STOCKHOLDERS TO VOTE. NOT VOTING HELPS THE DISSIDENTS DESTROY YOUR FUND.

PLEASE DO NOT SEND BACK THE CITY OF LONDON / EMC BLUE PROXY CARD, EVEN TO WITHHOLD VOTES ON THEIR NOMINEES, BECAUSE IT MAY CANCEL YOUR PRIOR VOTE FOR YOUR FUND’S NOMINEES. IF YOU HAVE ALREADY RETURNED THE CITY OF LONDON / EMC BLUE PROXY CARD, YOU CAN STILL SUPPORT YOUR BOARD AND THE FUND BY RETURNING THE ENCLOSED WHITE PROXY CARD. ONLY YOUR LATEST DATED PROXY CARD SUBMISSION WILL COUNT.

We welcome your comments. If you have any questions, please call the Fund’s proxy solicitor, D.F. King, toll-free at (800) 207-3156.

Further information is available at the Fund’s website, www.chinafundinc.com.

Follow us on Twitter at https://twitter.com/_chinafund and Facebook at https://www.facebook.com/chinafund.

Sincerely,

Joe O. Rogers

Chairman